Exhibit 99.1

PRESS RELEASE DATED NOVEMBER 9, 2022

Motorsport Games Announces Completion of Previously Announced 1-for-10 Reverse Stock Split

MIAMI, November 9, 2022 — Motorsport Games Inc. (NASDAQ: MSGM) (“Motorsport Games” or the “Company”) announced today that the 1-for-10 reverse stock split of the Company’s Class A and Class B common stock will become effective as of 12:01 a.m. EST on November 10, 2022 (the “Effective Time”).

Motorsport Games is effecting the reverse stock split by filing a charter amendment with the Delaware Secretary of State. The reverse stock split was previously approved by the Company’s Board of Directors and stockholders pursuant to Sections 228 and 242 of the Delaware General Corporation Law.

The Company’s Class A common stock will begin trading on the NASDAQ on a split-adjusted basis when the market opens tomorrow, November 10, 2022, under a new CUSIP number, 62011B 201.

As a result of the reverse stock split, each 10 shares of the Company’s Class A and Class B common stock issued and outstanding immediately prior to the Effective Time will be automatically combined into 1 share of Class A common stock and Class B common stock, respectively, subject to the elimination of fractional shares, as described below.

The same 1-for-10 reverse stock split ratio is being used to effect the reverse stock split of both Motorsport Games Class A and Class B common stock, and accordingly, all stockholders will be affected proportionately. The reverse stock split will reduce the Company’s issued and outstanding shares of common stock from approximately 11,673,587 shares of Class A common stock and 7,000,000 shares of Class B common stock to approximately 1,167,358 and 700,000 shares, respectively.

The number of shares of Class A common stock subject to the Company’s outstanding employee and director stock options, as well as the relevant exercise price per share, will be proportionately adjusted to reflect the reverse stock split. Accordingly, the approximately 821,962 outstanding stock options will be reduced to approximately 82,196 outstanding stock options. The number of shares authorized for issuance under the Company’s stock plan also will be reduced from 1,000,000 shares of Class A common stock to 100,000 shares of Class A common stock using the same 1-for-10 split ratio.

Motorsport Games has retained its transfer agent, Worldwide Stock Transfer, LLC (“WST”), to act as exchange agent for the reverse stock split. WST will manage the exchange of old, pre-reverse stock split shares for new post-split shares. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions. For further information, stockholders and securities brokers should contact WST at (201) 820-2008.

Motorsport Games will not issue any fractional shares of its Class A or Class B common stock as a result of the reverse stock split. Instead, as soon as practicable after the Effective Time, WST will distribute payments to the record holders’ respective accounts pro rata in lieu of fractional shares based on the applicable NASDAQ closing trading price. Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date the stockholder receives their cash payment, if any, in lieu of fractional shares.

Upon the Effective Time, each certificate, if any representing shares of Motorsport Games common stock immediately prior to the reverse stock split will be deemed to represent the number of full shares of common stock resulting from the reverse stock split. Stockholders holding their shares in book entry form are not required to take any action, as their shares will be adjusted directly by WST.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Motorsport Games and are difficult to predict. Examples of such risks and uncertainties include, without limitation, unexpected developments with respect to the reverse stock split, including, without limitation, future decreases in the price of the Company’s Class A common stock whether due to, among other things, the announcement of the reverse stock split, the Company’s inability to make its Class A common stock more attractive to a broader range of institutional or other investors. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in Motorsport Games’ filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC. Motorsport Games anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Motorsport Games assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Motorsport Games’ plans and expectations as of any subsequent date.

Website and Social Media Disclosure:

Investors and others should note that we announce material financial information to our investors using our investor relations website (ir.motorsportgames.com), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media and blogs, to communicate with our investors and the public about our company and our products. It is possible that the information we post on our websites, social media and blogs could be deemed to be material information. Therefore, we encourage investors, the media and others interested in our company to review the information we post on the websites, social media channels and blogs, including the following (which list we will update from time to time on our investor relations website):

Websites	Social Media
motorsportgames.com	Twitter: @msportgames & @traxiongg
traxion.gg	Instagram: msportgames & traxiongg
motorsport.com	Facebook: Motorsport Games & traxiongg
LinkedIn: Motorsport Games
Twitch: traxiongg
Reddit: traxiongg

The contents of these websites and social media channels are not part of, nor will they be incorporated by reference into, this press release.